Exhibit 99.1

HALOZYME REPORTS FIRST QUARTER 2026 RESULTS AND REITERATES 2026 FINANCIAL GUIDANCE

Announcing New $1 billion Share Repurchase Program
Projecting to Buy Back at Least $400 million in 2026

Total Revenue Increased 42% YOY to $377 million
Royalty Revenue Increased 43% YOY to $241 million

Reiterating 2026 Financial Guidance Ranges:
Total Revenue of $1.710 - $1.810 billion, YOY Growth of 22% - 30%
Royalty Revenue of $1.130 - $1.170 billion, YOY Growth of 30% - 35%
Adjusted EBITDA of $1.125 - $1.205 billion, YOY Growth of 71% - 83%1
Non-GAAP Diluted EPS of $7.75 - $8.25, YOY Growth of 87% - 99%1

SAN DIEGO, May 11, 2026 -- Halozyme Therapeutics, Inc. (Nasdaq: HALO) (“Halozyme” or the “Company”) today reported its financial and operating results for the first quarter ended March 31, 2026, and provided an update on its recent corporate activities.
“I am pleased to announce our new $1 billion share repurchase program and that we project to repurchase at least $400 million in 2026, which is a reflection of our strong cash generation and confidence in the long-term value and durability of our business. We started 2026 with exceptional momentum, highlighted by three new recent collaboration and licensing agreements with Vertex, Oruka and GSK, demonstrating the strong interest in Hypercon and ENHANZE and showcasing the real potential to exceed our goal of three new SC delivery platform deals this year. The two Hypercon multi-target agreements confirm the strong interest of biopharma companies to reduce injection volume through hyperconcentration and allow more flexible administration in the home. Our new multi-target agreement with GSK represents a significant opportunity for ENHANZE with multiple promising oncology targets, including its first potential application with antibody drug conjugates. This momentum creates durable new royalty opportunity beginning in the 2030s and extending to at least the mid-2040s,” said Dr. Helen Torley, President and Chief Executive Officer of Halozyme.
“The growing number of indications for our approved products and new Phase 3 data milestones represent increased opportunity for ENHANZE. Most recently, VYVGART Hytrulo was FDA-approved for all serotypes of generalized myasthenia gravis (gMG), representing a significant expansion of addressable patients. The VYVGART Hytrulo opportunity is further extended with positive Phase 3 data in ocular myasthenia gravis, increasing the MG addressable market by an additional 7,000 patients in the U.S. alone. Additionally, DARZALEX Faspro gained its 12th and 13th approved indications and expanded further in newly diagnosed and early second line multiple myeloma patients, the two largest, longer-duration of treatment patient populations. Takeda also announced positive Phase 2/3 data for its 20% immunoglobulin TAK-881 in patients with primary immune deficiency, creating the potential for the 11th ENHANZE product launch.”

“Our opportunity with ENHANZE was further enhanced in the quarter by two new Phase 1 study starts, increasing the number of ENHANZE products in development to nine, well on our way to the expected 13 ENHANZE products in development by year-end 2026. We project these ENHANZE products have the potential for approvals beginning in 2029+, creating a new wave of royalty revenue. The five signed Hypercon agreements, which include the opportunity for 17 targets to be developed, with first approvals projected in the 2030/2031 time period represents a third exciting wave of new royalty revenue opportunity. This continued performance and progress resulted in strong first quarter financial results and we are pleased to reaffirm our 2026 outlook, including expectations for ENHANZE royalty revenue to exceed $1 billion for the full year,” Dr. Torley concluded.

Recent Corporate Highlights:
•In May 2026, the Company announced a new share repurchase program to repurchase up to $1 billion of its outstanding common stock by December 31, 2028, with an expectation of buying back at least $400 million of shares in 2026.

Recent Partner Highlights:
•In May 2026, argenx announced U.S. Food and Drug Administration (“FDA”) approval of a supplemental Biologics License Application (“sBLA”) for VYVGART® Hytrulo with ENHANZE® for the treatment of adult patients with generalized myasthenia gravis (“gMG”) including all serotypes – anti-AChR-Ab positive, anti-MuSK-Ab positive, anti-LRP4-Ab positive, and triple seronegative.
•In May 2026, Halozyme and GSK plc (“GSK”) entered into a global collaboration and license agreement for ENHANZE® with multiple oncology targets, including the first potential application in antibody-drug conjugates (“ADCs”). Under the terms of the agreement, GSK will make an upfront payment and potential future milestone payments and royalties on net sales of products developed with ENHANZE®.
•In May 2026, Halozyme and Oruka Therapeutics, Inc. (“Oruka”) entered into a global exclusive collaboration and license agreement for Halozyme’s Hypercon™ technology for use with ORKA-001, in development for psoriasis and related inflammatory diseases and one additional target. Under the terms of the agreement, Oruka will make an upfront payment and potential future milestone payments and mid-single digit royalties on net sales of products developed using the Hypercon™ technology.
•In May 2026, Takeda announced positive topline results from its pivotal Phase 2/3 trial of TAK-881 with ENHANZE® in Primary Immunodeficiency Disease.
•In April 2026, Halozyme and Vertex Pharmaceuticals Incorporated (“Vertex”) entered into a global exclusive collaboration and license agreement that provides Vertex access to Hypercon™ technology for use in up to three targets. Under the terms of the agreement, Vertex will make a $15 million upfront payment and potential future milestone payments and royalties on net sales of products developed using the Hypercon™ technology.

First Quarter Partner Highlights:
•In March 2026, Pfizer nominated a new undisclosed non-exclusive target to be studied with ENHANZE®.
•In March 2026, Janssen announced the Committee for Medicinal Products for Human Use of the European Medicines Agency granted approval for self or caregiver administration of DARZALEX (daratumumab) SC formulation for patients living with multiple myeloma from the fifth dose, if determined to be appropriate by their healthcare professional and following proper training, making it the first oncology injectable approved for self-administration in Europe.
•In March 2026, Janssen announced the FDA approved TECVAYLI® (teclistamab-cqyv) in combination with DARZALEX FASPRO® (daratumumab and hyaluronidase-fihj) for the treatment of adults with relapsed or refractory multiple myeloma who have received at least one prior line of therapy.
•In February 2026, argenx announced positive topline results from the Phase 3 ADAPT oculus trial of VYVGART® with ENHANZE® in ocular myasthenia gravis.
•In January 2026, argenx initiated a Phase 1 study to evaluate ARGX-124 with ENHANZE®.
•In January 2026, Janssen announced the FDA approved DARZALEX FASPRO® (daratumumab and hyaluronidase-fihj) in combination with bortezomib, lenalidomide and dexamethasone for the treatment of adult patients with newly diagnosed multiple myeloma who are ineligible for autologous stem cell transplant.

First Quarter 2026 Financial Highlights:
•Total revenue was $376.7 million, compared to $264.9 million in the first quarter of 2025. The 42% year-over-year increase was primarily driven by royalty revenue growth and an increase in product sales. Revenue included $240.7 million in royalties, an increase of 43% compared to $168.2 million in the first quarter of 2025, primarily driven by continued sales uptake of ENHANZE® partner products that have launched since 2020, predominantly DARZALEX® SC by Janssen, VYVGART® Hytrulo by argenx and Phesgo® by Roche in all geographies and contributions from other recently launched products.
•Cost of sales was $79.2 million, compared to $48.4 million in the first quarter of 2025. The increase in cost of sales was primarily due to an increase in bulk rHuPH20 sales.
•Amortization of intangibles expense was $29.5 million, compared to $17.8 million in the first quarter of 2025. The increase in amortization of intangibles expense was due to the acquisition of Elektrofi, Inc. (“Elektrofi”) in November 2025.
•Research and development expense was $25.6 million, compared to $14.8 million in the first quarter of 2025. The increase was primarily due to the acquisition of Elektrofi and Surf Bio, Inc. (“Surf Bio”) in the fourth quarter of 2025.
•Selling, general and administrative expense was $57.9 million, compared to $42.4 million in the first quarter of 2025. The increase was primarily due to an increase in consulting and professional service fees, including litigation costs incurred in connection with patent infringement litigation, the acquisition of Elektrofi and Surf Bio, and an increase in compensation expense.
•Operating income was $184.5 million, compared to $141.5 million in the first quarter of 2025.
•Net income was $150.0 million, compared to $118.1 million in the first quarter of 2025.
•EBITDA was $218.3 million, compared to $162.0 million in the first quarter of 2025. Adjusted EBITDA was $229.5 million, compared to $162.0 million in the first quarter of 2025.1
•GAAP diluted earnings per share was $1.22, compared to $0.93 in the first quarter of 2025. Non-GAAP diluted earnings per share was $1.60, compared to $1.11 in the first quarter of 2025.1
•Cash, cash equivalents, restricted cash and marketable securities were $320.9 million on March 31, 2026, compared to $145.4 million on December 31, 2025. The increase was primarily driven by cash generated from operations.

Financial Outlook for 2026
The Company is reiterating its 2026 financial guidance ranges, which were last provided on February 17, 2026.
For the full year 2026, the Company expects:
•Total revenue of $1.710 billion to $1.810 billion, representing growth of 22% to 30% over 2025 total revenue, primarily driven by increases in royalty revenue and product sales from API.

•Revenue from royalties of $1.130 billion to $1.170 billion, representing growth of 30% to 35% over 2025.
•Adjusted EBITDA of $1.125 billion to $1.205 billion, representing growth of 71% to 83% over 2025, including new Hypercon™ and Surf Bio investment of approximately $60 million.
•Non-GAAP diluted earnings per share of $7.75 to $8.25, representing growth of 87% to 99% over 2025. The Company’s earnings per share guidance includes new Hypercon™ and Surf Bio investment of approximately $60 million and does not consider the impact of potential future share repurchases.
Table 1. 2026 Financial Guidance

Guidance Range
Total Revenue	$1.710 to $1.810 billion
Royalty Revenue	$1.130 to $1.170 billion
Adjusted EBITDA[1]	$1.125 to $1.205 billion
Non-GAAP Diluted EPS[1]	$7.75 to $8.25
1    EBITDA, Adjusted EBITDA and Non-GAAP Diluted EPS are Non-GAAP financial measures. See “Note Regarding Use of Non-GAAP Financial Measures” below for an explanation of these measures. Reconciliations between GAAP reported and Non-GAAP financial information for actual results are provided at the end of this earnings release.

Webcast and Conference Call
Halozyme will host its Quarterly Update Conference Call for the first quarter ended March 31, 2026 today, Monday, May 11, 2026, at 1:30 p.m. PT/4:30 p.m. ET. The conference call may be accessed live with pre-registration via link: https://events.q4inc.com/analyst/178516398?pwd=q41k1S5t. The call will also be webcast live through the “Investors” section of Halozyme’s corporate website and a recording will be made available following the close of the call. To access the webcast and additional documents related to the call, please visit Halozyme.com.

About Halozyme
Halozyme is a biopharmaceutical company advancing disruptive solutions to improve patient experiences and outcomes for emerging and established therapies. As the innovators of ENHANZE® drug delivery technology with the proprietary enzyme rHuPH20, Halozyme’s commercially-validated solution facilitates the subcutaneous delivery of injected drugs and fluids, reducing treatment burden and improving convenience. ENHANZE® has touched more than one million patient lives through ten commercialized products across over 100 global markets and is licensed to leading pharmaceutical and biotechnology companies including Roche, Takeda, Pfizer, Janssen, AbbVie, Eli Lilly, Bristol-Myers Squibb, argenx, ViiV Healthcare, Chugai Pharmaceutical, Acumen Pharmaceuticals, Merus N.V., Skye Bioscience and GSK.
Halozyme expanded its drug delivery technology portfolio to develop partner products using Hypercon™ and Surf Bio’s hyperconcentration technology. Hypercon™ is an innovative microparticle technology expected to set a new standard in hyperconcentration of drugs and biologics by reducing injection volume for the same dosage and enabling administration in at-home and healthcare-provider settings. The addition of Surf Bio’s polymer-based hyperconcentration technology further broadens the range of biologics that can be delivered subcutaneously, meaningfully expanding the scope of opportunities across therapeutic modalities. Together, HyperconTM and Surf Bio’s technology complement ENHANZE® by enabling creation and delivery of highly concentrated biologics. The Hypercon™ technology has been licensed to leading biopharmaceutical partners, including Janssen, Eli Lilly, argenx, Vertex Pharmaceuticals, and Oruka Therapeutics.
Halozyme also develops, manufactures and commercializes drug-device combination products using advanced auto-injector technologies designed to improve convenience, reliability and tolerability, enhancing patient comfort and adherence. The Company has two proprietary commercial products,

Hylenex® and XYOSTED®, partnered commercial products and ongoing development programs with Teva Pharmaceuticals and McDermott Laboratories Limited, an affiliate of Viatris Inc.
Halozyme is headquartered in San Diego, CA, with offices in Ewing, NJ; Minnetonka, MN; and Boston, MA. Minnetonka is also the site of its operations facility.
For more information, visit www.halozyme.com and connect with us on LinkedIn.

Note Regarding Use of Non-GAAP Financial Measures
In addition to disclosing financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release and the accompanying tables contain certain Non-GAAP financial measures. The Company reports earnings before interest, taxes, depreciation, and amortization (“EBITDA”), adjusted EBITDA, Non-GAAP diluted earnings per share, Non-GAAP diluted shares, and guidance with respect to those measures, in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company calculates Non-GAAP diluted earnings per share excluding share-based compensation expense, amortization of debt discounts, intangible asset amortization, one-time items, if any, such as changes in contingent liabilities, inventory adjustments, impairment charges, transaction costs for business combinations, severance and share-based compensation acceleration expenses, intellectual property litigation costs, inducement expenses related to convertible notes, and certain adjustments to income tax expense. The Company calculates Non-GAAP diluted shares excluding the dilutive impact of convertible notes which is used in calculating Non-GAAP diluted earnings. The Company calculates EBITDA excluding interest, taxes, depreciation and amortization. The Company calculates adjusted EBITDA excluding one-time items, if any, such as changes in contingent liabilities, inventory adjustments, impairment charges, transaction costs for business combinations, severance and share-based compensation acceleration expenses and intellectual property litigation costs. Reconciliations between GAAP and Non-GAAP financial measures are included at the end of this press release. The Company does not provide reconciliations of forward-looking adjusted measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for changes in share-based compensation expense and the effects of any discrete income tax items. For the same reasons, the Company is unable to address the probable significance of the unavailable information. The Company provides Non-GAAP financial measures that it believes will be achieved; however, it cannot accurately predict all of the components of the adjusted calculations and the GAAP measures may be materially different than the Non-GAAP measures.
The Company evaluates other items of income and expense on an individual basis for potential inclusion in the calculation of Non-GAAP financial measures and considers both the quantitative and qualitative aspects of the item, including (i) its size and nature, (ii) whether or not it relates to the Company’s ongoing business operations and (iii) whether or not the Company expects it to occur as part of the Company’s normal business on a regular basis. Non-GAAP financial measures do not have any standardized meaning and are therefore unlikely to be comparable to similarly titled measures presented by other companies. These Non-GAAP financial measures are not meant to be considered in isolation and should be read in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP, and are not prepared under any comprehensive set of accounting rules or principles. In addition, from time to time in the future there may be other items that the Company may exclude for purposes of its Non-GAAP financial measures, and the Company may in the future cease to exclude items that it has historically excluded for purposes of its Non-GAAP financial measures.
The Company considers these Non-GAAP financial measures to be important because they provide useful measures of the operating performance of the Company, exclusive of factors that do not directly affect what the Company considers to be its core operating performance, as well as unusual events. The Non-GAAP measures also allow investors and analysts to make additional comparisons of the operating activities of the Company’s core business over time and with respect to other companies, as well as assessing trends and future expectations. The Company uses Non-GAAP financial information in assessing what it believes is a meaningful and comparable set of financial performance measures to evaluate operating trends, as well as in establishing portions of our performance-based incentive compensation programs.

Safe Harbor Statement
In addition to historical information, the statements set forth in this press release include forward-looking statements including, without limitation, statements concerning the Company’s financial performance (including the Company’s expected financial outlook for 2026) and expectations for future growth, profitability, revenue durability, total revenue, royalty revenue, royalty revenue duration, EBITDA, Adjusted EBITDA, and non-GAAP diluted earnings-per-share, and shareholder value and potential future share repurchases. These forward-looking statements also include statements regarding the Company’s potential receipt of upfront payments and payments associated with achievement of certain development, regulatory and sales-based milestones, and royalties on sales of commercialized products from recent collaboration agreements. Forward-looking statements also include future plans, objectives, expectations and intentions related to the acquisitions of Elektrofi and Surf Bio, such acquisitions’ expected impact and contributions to the Company’s and combined group’s operations and financial results (including potential development and commercialization of partnered products and timing related to these events), as well as the expected benefits of the acquisitions. Forward-looking statements regarding the Company’s ENHANZE® drug delivery technology may include the possible benefits and attributes of ENHANZE®, its potential application to aid in the dispersion and absorption of other injected therapeutic drugs and facilitating more rapid delivery and administration of higher volumes of injectable medications through subcutaneous delivery including its potential application with antibody drug conjugates. Forward-looking statements regarding the Company’s Hypercon™ technology include the possible benefits and attributes of the Hypercon™ technology, including the potential to reduce injection volume for the same dosage of drugs and biologics and possibly enabling administration in at‑home and healthcare‑provider settings and statements concerning certain other potential benefits of the Hypercon™ technology including facilitating administration of injectable medications through subcutaneous delivery by enabling creation and delivery of highly concentrated biologics and potentially lowering the treatment burden, easing treatment access and improving the treatment experience for patients. Forward-looking statements regarding the Company’s business may include potential growth and receipt of royalty and milestone payments driven by our partners’ development and commercialization efforts, potential new clinical trial study starts and advancement of partnered development programs, regulatory submissions and product launches, the size and growth prospects of our partners’ drug franchises, potential new or expanded collaborations and collaborative targets, and potential approvals of new partnered or proprietary products, and the potential timing of these events. These forward-looking statements are typically, but not always, identified through use of the words “expect,” “believe,” “enable,” “may,” “will,” “could,” “intends,” “estimate,” “anticipate,” “plan,” “predict,” “probable,” “potential,” “preliminary,” “possible,” “should,” “continue,” and other words of similar meaning and involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Actual results could differ materially from the expectations contained in these forward-looking statements as a result of several factors, including uncertainties concerning future matters such as unexpected results or delays in the Company’s repurchases of the Company’s shares under the recently approved share repurchase program, market conditions, changes in domestic and foreign business, changes in the competitive environment in which the Company operates, the expected benefits of its acquisitions of Elektrofi and Surf Bio, unexpected early expiration or termination of the patent terms for the Company’s drug delivery technologies, unexpected levels of revenues, expenditures and costs, unexpected results or delays in the growth of the Company’s business, or in the development, regulatory review or commercialization of the Company’s partnered or proprietary products, regulatory approval requirements, unexpected adverse events or patient outcomes and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission, including under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. Except as required by law, the Company undertakes no duty to update forward-looking statements to reflect events after the date of this release.
Contacts:
Tram Bui
VP, Investor Relations and Corporate Communications
609-333-7668
tbui@halozyme.com

Sydney Charlton
Teneo
917-972-8407
sydney.charlton@teneo.com

Halozyme Therapeutics, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2026	2025
Revenues
Royalties	$240,681	$168,192
Product sales, net	130,424	78,041
Revenues under collaborative agreements	5,603	18,628
Total revenues	376,708	264,861
Operating expenses
Cost of sales	79,238	48,403
Amortization of intangibles	29,512	17,762
Research and development	25,560	14,799
Selling, general and administrative	57,881	42,362
Total operating expenses	192,191	123,326
Operating income	184,517	141,535
Other income (expense)
Investment and other income, net	1,318	6,818
Interest expense	(5,508)	(4,525)
Income before income tax expense	180,327	143,828
Income tax expense	30,278	25,733
Net income	$150,049	$118,095

Earnings per share
Basic	$1.27	$0.96
Diluted	$1.22	$0.93

Weighted average common shares outstanding
Basic	118,144	123,215
Diluted	122,875	126,644

Halozyme Therapeutics, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	March 31, 2026	December 31, 2025
ASSETS
Current assets
Cash and cash equivalents	$309,749	$133,820
Marketable securities, available-for-sale	8,873	9,000
Accounts receivable, net and contract assets	457,989	441,273
Inventories	155,467	176,475
Prepaid expenses and other current assets	70,958	64,639
Total current assets	1,003,036	825,207
Property and equipment, net	82,230	82,137
Prepaid expenses and other assets	50,915	53,551
Goodwill	582,323	580,360
Intangible assets, net	951,955	981,467
Restricted cash	2,260	2,601
Total assets	$2,672,719	$2,525,323

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$14,098	$20,899
Accrued expenses	140,369	156,193
Current portion of long-term debt, net	208,743	—
Total current liabilities	363,210	177,092
Long-term debt, net	1,935,896	2,142,630
Other long-term liabilities	106,448	113,863
Deferred tax liabilities, net	47,529	42,924
Total liabilities	2,453,083	2,476,509

Stockholders’ equity
Common stock	118	118
Additional paid-in capital	27,386	12,002
Accumulated other comprehensive (loss) income	(12,703)	(18,092)
Retained earnings	204,835	54,786
Total stockholders’ equity	219,636	48,814
Total liabilities and stockholders’ equity	$2,672,719	$2,525,323

Halozyme Therapeutics, Inc.
GAAP to Non-GAAP Reconciliations
EBITDA
(Unaudited)
(In thousands)

	Three Months Ended
	March 31,
	2026	2025
GAAP Net Income	$150,049	$118,095
Adjustments
Investment and other income, net	(1,318)	(6,819)
Interest expense	5,508	4,525
Income tax expense	30,278	25,733
Depreciation and amortization	33,733	20,449
EBITDA	218,250	161,983
Adjustments
Intellectual property litigation costs(1)	11,249	—
Adjusted EBITDA	$229,499	$161,983
(1)Adjustment relates to litigation costs incurred by Halozyme in connection with Halozyme’s patent infringement litigation against Merck Sharp & Dohme LLC (“Merck”). These charges are excluded because the Company does not believe they are reflective of the Company’s ongoing business and operating results.

Halozyme Therapeutics, Inc.
GAAP to Non-GAAP Reconciliations
Net Income and Diluted EPS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2026	2025
GAAP Net Income	$150,049	$118,095
Adjustments
Share-based compensation	16,637	10,673
Amortization of debt discount	2,245	1,846
Amortization of intangible assets	29,512	17,762
Intellectual property litigation costs(1)	11,249	—
Income tax effect of above adjustments(2)	(15,396)	(8,872)
Non-GAAP Net Income	$194,296	$139,504

GAAP Diluted EPS	$1.22	$0.93
Adjustments
Share-based compensation	0.14	0.08
Amortization of debt discount	0.02	0.01
Amortization of intangible assets	0.24	0.14
Intellectual property litigation costs(1)	0.09	—
Income tax effect of above adjustments(2)	(0.13)	(0.07)
Non-GAAP Diluted EPS	$1.60	$1.11

GAAP Diluted Shares	122,875	126,644
Adjustments
Adjustment for dilutive impact of 2028 Convertible Senior Notes(3)	(1,723)	(458)
Non-GAAP Diluted Shares	121,152	126,186
Dollar amounts, as presented, are rounded. Consequently, totals may not add up.
.
(1)Adjustment relates to litigation costs incurred by Halozyme in connection with Halozyme’s patent infringement litigation against Merck. These charges are excluded because the Company does not believe they are reflective of the Company’s ongoing business and operating results.
(2)Adjustments relate to taxes for the reconciling items, as well as excess benefits or tax deficiencies from share-based compensation, and the quarterly impact of other discrete items.
(3)Adjustment made for the dilutive effect of our Convertible Senior Notes due 2028 when the effect is not the same on a GAAP and Non-GAAP basis for the reporting period.